Exhibit 99.1

MONDAY MARCH 5, 2018

SOTHERLY HOTELS INC. ANNOUNCES ACQUISITION OF

HYATT CENTRIC ARLINGTON

Williamsburg, Virginia – March 5, 2018 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that a subsidiary of its Operating Partnership, Sotherly Hotels LP, has acquired the 318-room Hyatt Centric Arlington located in Arlington, Virginia (the “Hotel”) for an aggregate purchase price of $79.7 million.

“We are pleased to announce the acquisition of the Hyatt Centric Arlington,” said Drew Sims, Chief Executive Officer of the Company. “The Hotel is ideally located in the Rosslyn submarket of Arlington, Virginia, a short walk across the Potomac River from Washington, D.C. and the luxury Georgetown shopping district. A prominent piece of the Rosslyn business community for over 40 years, the Hotel is located just steps from the Rosslyn Metro station and in the heart of the high-density office market. This acquisition gives the Company solid footing in the dynamic and consistent Washington, D.C. lodging market and we believe it will benefit our shareholders over the long-term.”

The Hyatt Centric Arlington is an upper-upscale, full-service hotel consisting of a prominent fifteen-story interior corridor building with 318 guestrooms, including 5 suites, located on a ground lease on +/-0.82 acres with direct frontage along Wilson Blvd. Additionally, the Hotel has a 5-story subterranean parking garage with 300 spaces located adjacent to the Rosslyn Metro Station. The Hotel recently underwent a $6.2 million renovation in 2016 as part of its conversion to Hyatt Centric, Hyatt’s full-service lifestyle brand that focuses on being the experiential hub and putting its guest at the center of the action in the best destinations. In addition to its proximity to the Rosslyn Metro Station, the Hotel is situated at the confluence of five major road networks and is less than five miles from Ronald Reagan National Airport. It is also centrally located at the epicenter of significant development and growth in the Rosslyn corridor, which additionally supports major corporations including Nestle, Carlyle Group, Raytheon, CEB, Deloitte, and BAE Systems.

For year-end December 31, 2017 and as reported by the seller, the Hotel operated at 84.0 percent occupancy, with an average daily rate (“ADR”) of $176.31, room revenue per available room (“RevPAR”) of $148.13, hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) of approximately $5.9 million, and net operating income after capital reserves (“Adjusted NOI”) of approximately $5.04 million. The acquisition price represents a cap rate of approximately 6.3% and an EBITDA multiple of approximately 13.5x on reported 2017 performance.

As a part of the transaction, the Company closed on a new $57.0 million first and second mortgage with Fifth Third Bank to partially fund the acquisition and executed a new franchise agreement with Hyatt Hotels Corporation.

The Hotel will continue to be managed by Highgate Hotels, L.P. under a new management agreement with terms similar to the Company’s other management agreements with Chesapeake Hospitality.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. Most of the Company’s properties operate under the Hilton Worldwide, Hyatt Hotels Corporation, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648